Exhibit 99.1

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

Location Based Technologies Launches New

Commercial Business Solutions

IRVINE, Calif., July 24, 2012 --Location Based Technologies, Inc. (OTCBB:LBAS – News) a leading service provider of commercial powered and unpowered mobile asset tracking, as well as personal and pet A-GPS devices, today announced the launch of its new Business Solutions system.  LBT’s new system delivers flexible business solutions that drive operational efficiencies and money savings.  New Web and App based functionality, with management, monitoring and reporting capability, delivers a sophisticated yet easy-to-use customer interface minimizing training cost and time and maximizes asset management capabilities.

Approximately 60 existing business customers have been migrated from LBT’s more consumer oriented PocketFinder website, including two new customers: Minnesota’s Cambria USA (provider of top quality quartz countertops) with its 100+ Prius powered fleet, and Century Shower Door serving California, Arizona and Nevada.

Adam Slutske, owner of Century Shower Door, stated, “I have used a leading GPS solution for the past 9 years and switched to Location Based Tech because I could achieve all of the same savings and benefits as I had with the other solution but at a much better price.  LBT’s devices were easy to install, had no external antenna, and we are very pleased with the performance. I especially like the app as I am often traveling and it keeps me connected to my multi-state team.”

“Cambria was looking for a GPS solution for its corporate fleet and Location Based Technologies fit the bill,” said Peter Martin Cambria’s Executive Vice President.  “LBT’s devices are compact, easy to install, and its monitoring systems provided Cambria all the data and flexibility it needed in managing a complex logistics system.”

“Soon after our retail launch we began hearing from business owners who were using our personal location devices and wanted the same high quality, easy-to-use interface and services for their fleets and equipment,” said Dave Morse, CEO of Location Based Technologies. “With today’s new Business Solutions system they will enjoy an asset tracking solution that is the best value and easiest to use solution we have found.  Our awesome team of developers has delivered once again,” Morse adds.

LBT’s A-GPS Vehicle and Asset Tracking System have a best-in-class end user interface, accessed via a web browser, mobile web browser, or smartphone app for the highly mobile executive on the go. Its GPS Mapping Application pinpoints the location of the device along with vital decision making information that is transmitted wirelessly to the Business Solutions platform in near real time. Users can customize the map application by establishing and flexibly applying zones through easy to use Zone Banks that will automatically send established alerts. Alerts are sent via email, SMS text and push notification.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge A-GPS location devices and customizable services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.locationbasedtech.com, for more information on asset tracking solutions and www.pocketfinder.com for personal locator devices from PocketFinder.

Location Based Technologies, Inc. and PocketFinder are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.